Amendment to Participation Agreement

Fidelity Investments Life Insurance Company, PBHG Insurance Series Fund, Inc., Pilgrim Baxter & Associates, LTD., hereby amend their Participation Agreement, dated as of August 8, 1997 by doing all of the following:

I. Replacing Appendix B in its entirety with the revised Appendix B.

IN WITNESS WHEREOF, each party has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of September __, 2003.

Fidelity Investments Life Insurance Company	PBHG Insurance Series Fund, Inc.
By: ________________________	By: ________________________
Name: ________________________	Name: ________________________
Title: ________________________	Title: ________________________
Pilgrim Baxter & Associates, LTD.
By: ________________________
Name: ________________________
Title: ________________________

Appendix B

PARTICIPATION AGREEMENT

By and Among

FIDELITY INVESTMENTS LIFE INSURANCE COMPANY

and

PBHG INSURANCE SERIES FUND, INC.

and

PILGRIM BAXTER & ASSOCIATES, LTD.

The following separate accounts of Fidelity Investments Life Insurance Company are permitted in accordance with the provisions of this Agreement to invest in Designated Portfolios of the Fund shown in Appendix B.

Fidelity Investments Variable Annuity Account I, established July 22, 1987

Fidelity Investments Variable Life Account I, established July 22, 1987